SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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BROWN-FORMAN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 28, 2002

Dear Brown-Forman Stockholder:

It is my pleasure to invite you to attend our Annual Stockholders Meeting:

Thursday, July 25, 2002 9:30 A.M. (Eastern Daylight Time) 626 West Main Louisville, Kentucky

Please note the new location for this year’s meeting. Brown-Forman has recently renovated the historic 626 West Main Building and I think you will enjoy seeing it. Please park in the garage located at the corner of 7th and Market. As you leave the garage, turn left and go one-half block to Main Street. Turn right, cross the street and you will see ushers for the meeting. Please bring your parking ticket so it can be validated.

I hope to see you on July 25. All Class A Stockholders are urged to complete and return to us the attached Proxy (voting) Card, whether or not you can attend in person. Your vote is very important to us.

Sincerely,

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

Brown-Forman Corporation will hold its annual meeting for holders of our Class A Common Stock at 626 West Main, Louisville, Kentucky, at 9:30 A.M., Louisville time (EDT), on Thursday, July 25, 2002.

We are holding this meeting to:

•	elect a board of ten directors to hold office until the next annual stockholders meeting; and

•	transact any other business appropriate for the meeting.

You can vote at the meeting if you held Class A Common Stock of record on our books at the close of business on June 17, 2002. Holders of Class B Common Stock may attend the meeting but may not vote. We will not close the stock transfer books. Class A stockholders can vote either in person or by proxy, which means you designate someone else to vote your shares.

For Class A stockholders, whether or not you plan to attend the meeting, PLEASE:

•	sign and date the enclosed Proxy Card; and

•	return it promptly in the enclosed envelope.

Submitting a proxy will not affect your right to vote your shares if you attend the meeting in person and decide to vote differently. Only holders of Class A Common Stock may vote at the meeting. We are not asking for Proxy Cards from holders of Class B Common Stock.

We enclose a copy of our Annual Report for the fiscal year ended April 30, 2002, for you to review.

Louisville, Kentucky June 28, 2002

By Order of the Board of Directors Michael B. Crutcher, Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

INTRODUCTION	3

Purpose	3

Voting Stock	3

Voting Rights	3

ELECTION OF DIRECTORS	4

Committees	5

Directors’ Meetings	5

STOCK OWNERSHIP	6

Voting Stock Owned by “Beneficial Owners”	6

Stock Owned by Directors and Executive Officers	7

Section 16(a) Beneficial Ownership Reporting Compliance	7

AUDIT COMMITTEE	8

Audit Committee Report	8

EXECUTIVE COMPENSATION	10

Compensation Committee Report	10

Summary Compensation Table	12

Option Grants under the Omnibus Compensation Plan	13

Aggregated Option Values at End of Fiscal 2002	13

RETIREMENT PLAN DESCRIPTIONS	14

DIRECTOR COMPENSATION	15

FIVE-YEAR PERFORMANCE GRAPH	16

OTHER INFORMATION	17

Transactions with Management	17

Appointment of Independent Accountants	17

Other Proposed Action	17

Stockholder Proposals for 2003 Annual Meeting	17

QUESTIONS AND ANSWERS

Q:	What is the purpose of this Proxy Statement?

A:	By law, we must give our stockholders certain basic information so they can vote knowledgeably at our annual stockholders meeting.

Q:	Who may vote?

A:	Persons who held our Class A Common Stock as of the close of business on June 17, 2002. Class B Common stockholders cannot vote.

Q:	What am I voting on?

A:	The election of all members of our Board of Directors. You may also vote on any other matter that is properly brought before the meeting.

Q:	What is the Proxy Card for?

A:	By completing and signing the Proxy (voting) Card, you authorize the individuals named on the card to vote your shares for you.

Q:	What if I submit a Proxy Card and then change my mind on how I want to vote?

A:	No problem. You may revoke your proxy by writing to us or by attending the meeting and casting your vote in person.

Q:	Who are the nominees for directors?

A:	We have ten directors. All of them are running for re-election. We describe each director briefly in this Proxy Statement.

Q:	Whom may I call with a question about the Annual Meeting?

A:	For information about your stock ownership or for other stockholder services, please call Linda Gering, our Stockholder Services Manager, at 502-774-7690. For information about the meeting itself, please call Michael B. Crutcher, our Corporate Secretary, at 502-774-7631.

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INTRODUCTION

This section describes the purpose of this Proxy Statement, who can vote, and how to vote.

PURPOSE. The Board of Directors of Brown-Forman Corporation is sending you this Proxy Statement to solicit proxies for use at the Annual Stockholders Meeting, which will be held Thursday, July 25, 2002, at 9:30 a.m. Louisville time (EDT) at 626 West Main, Louisville, Kentucky. The Board requests you to sign and return the enclosed Proxy Card.

Beginning on June 28, 2002, we will solicit proxies by mail. In addition, our employees may solicit proxies by mail, phone, fax, the Internet or in person. We will pay all solicitation costs. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to their principals.

VOTING STOCK. We have two classes of common stock, Class A and Class B. Only holders of Class A Common Stock may vote. As of the close of the record date, June 17, 2002, we had outstanding 28,988,091 shares of Class A Common Stock.

VOTING RIGHTS. If you were a Class A stockholder on June 17, 2002, and the books of our transfer agent reflect your stock ownership, you may cast one vote for each share recorded in your name. You may vote your shares either in person or by proxy. To vote by proxy, please mark, date, sign, and mail the Proxy Card enclosed with this Proxy Statement.

Giving a proxy will not affect your right to vote your shares if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted by sending our Secretary written notice of your revocation. We will vote all shares represented by effective proxies in accordance with the terms stated in the proxy.

A quorum to conduct business at the meeting consists of a majority of the outstanding Class A shares. To be elected, a director must receive a majority of the votes present at a meeting at which there is a quorum. Likewise, a majority of the shares represented at the meeting must approve any other matters brought to a vote at the meeting. We will count shares voted as “abstaining” as present for purposes of determining the number of shares represented at the meeting, but as votes withheld in the election of a director or on any other matter coming before the meeting. If a broker holding your shares in a street name indicates to us on a Proxy Card that he or she lacks discretionary authority to vote your shares, we will not consider your shares as present or voting for any purpose.

ELECTION OF DIRECTORS

This section gives biographical information about our directors and describes the committees on which they serve and their attendance at meetings.

At the Annual Meeting, you and our other shareholders will elect ten directors. All of our directors are standing for re-election. Once elected, a director holds office until the next annual election of directors or until his or her successor has been elected and qualified, unless he or she first resigns or reaches retirement age. The persons named as proxies will vote the enclosed proxy FOR the election of all nominees below, unless you direct them on the Proxy Card to withhold your vote as to all or some of the nominees. If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute.

Here are the director nominees, their ages as of April 30, 2002, the years they began serving as directors, their business experience for the last five years, and their other directorships:

JERRY E. ABRAMSON, age 55, director since 1999. Of Counsel, Frost Brown Todd LLC since January 1999; Mayor of Louisville, Kentucky (1986 to 1998).

BARRY D. BRAMLEY, age 64, director since 1996. Non-Executive Chairman, Lenox, Incorporated (a subsidiary of Brown-Forman) since 1998; Non-Executive Chairman of Cornwell Parker, PLC, High Wycombe, England (1998 to 2000); Chairman and Chief Executive Officer of British- American Tobacco Company Ltd., London, England (1988 to 1996); Director of BAT Industries, PLC, London, England (1988 to 1996). Other directorships: Anglia Maltings (Holdings), Ltd.

GEO. GARVIN BROWN III*, age 58, director since 1971. Chairman of Trans-Tek, Inc. since 1988.

OWSLEY BROWN II*, age 59, director since 1971. Our Chief Executive Officer since 1993 and our Chairman since 1995; our President from 1987 to 1995. Other directorships: NACCO Industries, Inc.

DONALD G. CALDER, age 64, director since 1995. President and CFO, G.L. Ohrstrom & Co., Inc., a private investment firm, since 1997; Vice President of Ohrstrom & Co. (1996 to 1997); Partner of predecessor partnership, G.L. Ohrstrom & Co. (1970 to 1996). Chairman and CEO of Harrow Industries (1997 to 1999). Other directorships: Carlisle Companies Incorporated, Roper Industries, Inc. and Central Securities Corporation.

OWSLEY BROWN FRAZIER*, age 66, director since 1964. Our former Vice Chairman (1983 to 2000). Other directorships: Papa Johns International, Inc.

*	Geo. Garvin Brown III and Dace Brown Stubbs are siblings. Dace Brown Stubbs and Geo. Garvin Brown III are first cousins of Owsley Brown II and Owsley Brown Frazier, who are themselves first cousins. Due to their positions as directors, their family relationships, and their beneficial ownership of our Class A Common Stock, each may be considered a “control person” of Brown-Forman.

RICHARD P. MAYER, age 62, director since 1994. Former Chairman and Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) (1989 to 1996).

STEPHEN E. O’NEIL, age 69, director since 1978. Principal, The O’Neil Group (1991 to present). Other directorships: Alger American Fund, Inc.; Alger Fund, Inc.; Castle Convertible Fund, Inc.; NAHC, Inc.; and Spectra Fund, Inc.

WILLIAM M. STREET**, age 63, director since 1971. Our President since November, 2000; our Vice Chairman from 1987 to 2000; President and Chief Executive Officer, Brown-Forman Beverages Worldwide (a division of Brown-Forman) since 1994. Other directorships: National City Bank of Kentucky.

          DACE BROWN STUBBS*, age 55, director since 1999. Private investor.

COMMITTEES. The Board has an Audit Committee, which in fiscal 2002 was composed of outside directors Richard P. Mayer (chairman), Jerry E. Abramson and Stephen E. O’Neil. We also have a Compensation Committee, which in fiscal 2002 was composed of outside directors Stephen E. O’Neil (chairman), Richard P. Mayer and Donald G. Calder.

The Audit Committee monitors and oversees the Company’s internal controls and the financial reporting process, including recommending to the Board the hiring of independent accountants. It met three times during fiscal 2002.

The Compensation Committee sets the compensation of our Chairman/CEO and President and administers short and long term bonus awards for a group of our most highly paid officers. It met twice in fiscal 2002.

The Board has no standing nominating committee.

DIRECTORS’ MEETINGS. The Board met seven times during fiscal 2002. Each current director attended at least 75% of the aggregate number of Board and applicable committee meetings held in fiscal 2002.

**	Because of Mr. Street’s position as a director and executive officer, as well as his beneficial ownership of our Class A Common Stock, he may be considered a “control person” of Brown-Forman.

STOCK OWNERSHIP

This section describes (a) people who own beneficially 5% or more of our voting stock and (b) how much stock our directors and executive officers own. Under the SEC’s definition of “beneficial ownership,” some shares are shown as owned by more than one person and are therefore counted more than once.

VOTING STOCK OWNED BY “BENEFICIAL OWNERS.” This table shows each “beneficial owner” of more than 5% of our Class A Common Stock, our only class of voting stock, as of April 30, 2002. The Securities and Exchange Commission defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power, as well as all shares underlying options that are exercisable within sixty days. Under this definition, “beneficial owners” may or may not receive any economic benefit (such as receiving either dividends or sale proceeds) from the shares attributed to them. Using this definition, some shares shown below are owned by more than one person. Some “beneficial owners” share voting and investment powers as members of advisory committees of certain trusts of which corporate fiduciaries are the trustees. Counting each share only once, the aggregate number of shares of Class A Common Stock beneficially owned by the people in this table is 20,917,177 shares, or 72.2% of the outstanding shares of that class.

	Amount and Nature of “Beneficial Ownership”

			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class

W.L. Lyons Brown, Jr. 501 So. Fourth Avenue Louisville, Kentucky	731,782	13,045,747	13,777,529	47.5%

Owsley Brown Frazier 850 Dixie Highway Louisville, Kentucky	580,225	11,560,978	12,141,203	41.9%

Dace Brown Stubbs 135 Sago Palm Road Vero Beach, Florida	1,000	9,444,864	9,445,864	32.6%

Owsley Brown II 850 Dixie Highway Louisville, Kentucky	225,217	5,561,878	5,787,095	19.9%

Ina B. Bond 8215 West U.S. Highway 42 Skylight, Kentucky	979,149	3,348,381	4,327,530	14.9%

Robinson S. Brown, Jr. 5208 Avish Lane Harrods Creek, Kentucky	190,915	2,871,286	3,062,201	10.6%

Sandra A. Frazier 149 Beacon Street, Apt. 5 Boston, Massachusetts 02116	166,728	2,116,314	2,283,042	7.9%

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the “beneficial ownership” as of April 30, 2002, by each director nominee, by each Named Executive Officer (as defined on page 11), and by all directors and executive officers as a group, of our Class A and Class B Common Stock.

	Class A Common Stock				Class B Common Stock

			Sole & Shared Voting					Sole & Shared
	Voting & Investment Power		& Investment Power		Investment Power			Investment Power

Name	Sole	Shared	Total	% of Class	Sole	Shared		Total	% of Class

Jerry E. Abramson	140	0	140	*	4,329	0		4,329	*

Barry D. Bramley	100	0	100	*	8,750	0		8,750	*

Geo. Garvin Brown III	52,009	1,298,251	1,350,260	4.7%	8,301	61,948		70,249	*

Owsley Brown II	225,217	5,561,878	5,787,095	20.0%	111,297	4,702,050		4,813,347	12.2%

Donald G. Calder	6,000	0	6,000	*	3,688	0		3,688	*

Michael B. Crutcher	7,663	0	7,663	*	14,727	0		14,727	*

Owsley Brown Frazier	580,225	11,560,978	12,141,203	41.9%	79,345	7,842,965		7,922,310	20%

Stanley E. Krangel	0	0	0	*	7,399	0		7,399	*

Richard P. Mayer	3,000	0	3,000	*	6,688	0		6,688	*

Stephen E. O’Neil	0	0	0	*	3,688	500	[1]	4,188	*

William M. Street	560,549	0	560,549	1.9%	42,407	0		42,407	*

Dace Brown Stubbs	1,000	9,444,864	9,445,864	32.6%	6,084	7,842,965		7,849,029	19.9%

Phoebe A. Wood	0	0	0	*	0	0		0	*

All Directors and Executive	1,706,430	16,285,163	17,991,593	62.1%	328,775	12,564,463		12,893,238	32.6%

Officers as a Group[2]

*	Less than 1%.

[1]	Owned by The O’Neil Foundation, of which Mr. O’Neil is President. Mr. O’Neil disclaims beneficial ownership of these shares.

[2]	In computing the aggregate number of shares and percentages owned by all directors and executive officers as a group, we counted each share only once.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Executive officers, directors, and “beneficial owners” of more than 10% of our Class A Common Stock must file reports of changes in ownership of our stock pursuant to Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the reports and written representations we received from these persons. Based solely on this review, we believe that during fiscal 2002 these persons reported all transactions on a timely basis.

AUDIT COMMITTEE

This section is a report from the Audit Committee of the Board of Directors. It explains the role of the Audit Committee and sets forth the fees paid to our external auditor.

AUDIT COMMITTEE REPORT

Composition. The Audit Committee consists of three non-employee directors. In accordance with the rules of the New York Stock Exchange, the Board of Directors has determined that each Committee member is independent, financially literate and has financial management expertise.

Function. As described more fully in its charter, the Committee’s responsibility is to monitor and oversee the financial reporting process, the system of internal controls, the audit process, and the corporation’s program for compliance with applicable governmental laws and regulations. To place the Committee’s role in perspective, management is responsible for the Company’s internal controls, the financial reporting process, and the corporation’s program for compliance. The external auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles and issuing a report on this. The Committee reviews the work of management and the external auditors on behalf of the Board of Directors.

In addition, the Committee reviews reports from the internal audit department of the Company, which investigates the adequacy of internal financial controls. The Committee hears reports from the Company’s legal department on compliance with the Company’s internal Code of Conduct and governmental laws and regulations.

The Committee met three times during the year, during which the committee members had discussions with management and the external auditors. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed those statements with management and the external auditors, including discussions with the external auditors in executive session with representatives of management excluded.

The Committee discussed with the external auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The external auditors provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the external auditors their independence and ability to conduct the audit.

Auditor Fees. The following is a summary of fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal year ended April 30, 2002:

•	Audit Fees: $570,450.

•	Financial Information Systems Design and Implementation Fees: $0.

•	All Other Fees: $1,256,588.

All Other Fees included preparation of tax returns for expatriate employees, tax returns and tax advisory services for foreign subsidiaries, audits of employee benefit plans, statutory audits where those are required by foreign jurisdictions and various consulting services.

The Audit Committee has reviewed the non-audit services provided by the outside auditor and has determined that those services are compatible with the auditor’s independence.

Conclusion. Based on the foregoing, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2002.

RICHARD P. MAYER, CHAIRMAN	STEPHEN E. O’NEIL	JERRY E. ABRAMSON

EXECUTIVE COMPENSATION

This section is a report from the Compensation Committee of the Board of Directors. The report explains our compensation philosophy, how compensation decisions are made for our most senior executives, and how we comply with Section 162(m) of the Internal Revenue Code (which governs our ability to deduct the compensation of our most highly paid officers).

COMPENSATION COMMITTEE REPORT

Function and Philosophy. The Compensation Committee consists of three non-employee directors. The Committee sets the overall direction for the Company’s pay programs for all salaried employees: first, to offer sufficient compensation to attract, motivate and retain high-quality talent; and second, to tie bonus achievement to the Company’s successful financial performance. The Committee sets compensation at levels that are somewhat above the mid-market level for companies of our size to attract and retain the type of executives who will provide the strong leadership our Company needs for success.

The Compensation Committee, in cooperation with the Management Compensation Review Committee, applies this philosophy to the Company’s nine senior executives, who are referred to as Executive Officers. The Executive Officer group is divided into two subgroups:

•	the Chairman/CEO Owsley Brown II and President William M. Street, and

•	seven other Executive Officers.

The Compensation Committee sets the salaries and sets and administers the short term and long term bonus for Mr. Brown and Mr. Street. For the seven other Executive Officers for whom responsibilities are shared between the Compensation Committee and the Management Compensation Review Committee, the Compensation Committee acts as the final authority to set and administer the short term and long term bonus.

The Committee met twice in fiscal 2002 for these purposes.

Mr. Brown and Mr. Street. The Committee sets the salary and bonus targets based in part on what the market is paying top executives at surveyed companies. The Committee reviews survey data compiled by Hay Management Consultants, Hewitt Associates and Towers Perrin. These surveys include salary and bonus data from such companies as H. J. Heinz, Hershey Foods Corporation, Fortune Brands, and Wm. Wrigley Corporation.

The compensation mix of Mr. Brown and Mr. Street consists of salary (32%), annual bonus (24%), and long term compensation (44%). In considering this mix, the Committee takes into account the considerable personal holdings of Brown-Forman securities by Mr. Brown and Mr. Street. Salaries are set with respect to the market data. The Committee develops performance targets for annual and long term bonuses based on Business Value Added (BVA), which is the Company’s after-tax income in excess of our estimate of the Company’s cost of capital. Long term compensation consists of cash, which is paid based upon reaching BVA goals over three years, and stock options, which vest after three years and are exercisable within ten years.

Other Executive Officers. The Committee sets the short and long term bonuses as well as bonus performance targets for the Company’s seven other Executive Officers for fiscal 2002, in each case after reviewing the salary and bonus recommendations of the Management Compensation Review Committee which were based on survey data appropriate to these positions.

Compliance with Tax Law Limits on Deductibility of Compensation: Section 162(m) of the Internal Revenue Code limits to $1 million the amount of annual compensation an employer may deduct when paid to a Named Executive Officer (those Executive Officers shown on the Summary Compensation Table). The law does, however, allow employers to deduct compensation over $1 million if it is “performance based” and paid under a formal compensation plan that meets the Code’s requirements. The Company took appropriate steps in setting goals under the Company’s Omnibus Compensation Plan to assure the deductibility of all compensation paid to Named Executive Officers. The Committee expects the Company to be able to deduct all fiscal 2002 compensation.

Conclusion: The Committee believes that its overall executive compensation program has been successful in providing competitive compensation to attract and retain highly qualified executives, while at the same time encouraging a high level of performance that creates additional shareholder value.

STEPHEN E. O’NEIL, Chairman	RICHARD P. MAYER	DONALD G. CALDER

The next section contains charts that show the amount of compensation earned by our Named Executive Officers.

SUMMARY COMPENSATION TABLE

		Annual			Long Term
		Compensation			Compensation

					Awards:	Payouts:
					Class B	Long Term	All Other
	Fiscal Year				Shares	Incentive	Compen-
	Ended	Salary	Bonus (1)		Underlying	Payments(3)	sation(4)
Name and Principal Positions	April 30,	($)	($)		Options (#)	($)	($)

Owsley Brown II	2002	867,973	0	(2)	31,263	501,404	12,285

Chairman of the Board and Chief	2001	826,661	686,700		39,542	446,827	13,485

Executive Officer	2000	779,021	792,000		27,557	415,846	12,960

William M. Street	2002	617,225	212,895	(2)	11,582	331,505	12,285

President	2001	570,178	489,846		27,229	290,325	13,417

	2000	542,390	564,960		18,321	531,522	12,926

Stanley E. Krangel	2002	412,500	0		1,705	837,500	8,296

President, Lenox Incorporated	2001	407,125	287,696		2,323	1,041,667	8,085

	2000	387,000	253,703		1,848	193,692	7,710

Michael B. Crutcher	2002	354,200	134,399		3,862	360,018	10,658

Senior Vice President, General Counsel and	2001	333,950	176,511		4,850	189,098	11,073

Secretary	2000	318,881	181,404		3,575	204,593	10,392

Phoebe A. Wood (Hired Feb. 6, 2001)	2002	435,521	150,543		17,337	n/a	46,887

Executive Vice President and Chief Financial	2001	99,034	47,171		n/a	n/a	9,356

Officer	2000	n/a	n/a		n/a	n/a	n/a

Explanatory Notes:

We award up to 50% of long term bonus compensation as stock options, with the balance in cash to be paid at the end of each three-year performance period (it will then appear on this table as a long term compensation payout). Stock option values can increase or decrease; the present values (as of the grant date) of the stock option awards in the Long Term Compensation Awards column appear in the table on page 13.

(1)	Represents cash payments under the annual incentive plan.

(2)	Our annual bonus plans reward growth over the prior year. At the corporate level there was no such growth; therefore, neither Mr. Brown nor Mr. Street received an annual bonus for their corporate roles. However, because Mr. Street devotes at least half of his time as CEO of the beverage segment, he received a portion of his bonus for the growth of that unit during a difficult fiscal 2002.

(3)	Represents cash payments under the long term incentive plan, and value realized by exercise of stock options.

(4)	Represents our contributions to the Savings Plan, our payment of group term life insurance premiums on behalf of the Named Executive Officers, and for Mrs. Wood, moving expenses.

OPTION GRANTS UNDER THE OMNIBUS COMPENSATION PLAN

The Omnibus Compensation Plan covers both short term and long term bonuses. Stock options awarded in fiscal 2002 under this plan are described below.

We grant options with an exercise price of the fair market value of the underlying stock on the date of grant. Generally, options become exercisable three years after grant and must be exercised within ten years of grant. This year, we granted options for approximately 320,000 shares of our stock for long term bonus awards to management participants, and 8,446 shares in lieu of a cash signing bonus for Mrs. Wood. As required by the Omnibus Compensation Plan, we will buy all shares needed to exercise these options, so there will be no dilution of the equity of existing stockholders. As part of a broad-based incentive plan, we also granted options for approximately 36,000 shares to salaried and hourly employees, including Named Executive Officers, who were new employees of the beverage segment during fiscal 2002. These options were granted at a premium exercise price and are not exercisable until May 1, 2006. The table below summarizes the grants to the Named Executive Officers.

		Number of shares of
		Class B Common	Percent of total options
		Stock underlying	granted to employees	Per share		Present Value as
Name		options granted	in fiscal year	exercise price	Expiration date	of grant date[1]

Brown		31,263	10%	68.33	April 30, 2011	605,250

Street		11,582	4%	68.33	April 30, 2011	224,225

Krangel		1,705	*	68.33	April 30, 2011	33,000

Crutcher		3,862	1%	68.33	April 30, 2011	74,760

Wood	(long-term bonus)	8,651	3%	68.33	April 30, 2011	167,480

	(signing)	8,446	3%	64.65	April 30, 2011	150,000

	(broad-based)	240	*	100.00	August 31, 2007	4,646

*	less than 1%

[1]	We used the Black-Scholes option pricing model to determine present value. We assumed a risk-free interest rate of 4.9% and option life of six years (to allow for voluntary early exercises and exercises that may accelerate as a result of disability, termination, retirement, or death). We also made stock price volatility and yield assumptions for grants as follows: 29% and 1.9% respectively for grants at $68.33 and $100.00; and 28% and 2.0% respectively for the grant at $64.65.

Aggregated Option Values at End of Fiscal 2002

The following table summarizes all option grants that have been made to the Named Executive Officers through and including fiscal 2002.

	Number of
	shares	Value	Number of shares underlying		Value of unexercised options at end of
	acquired in	realized in	unexercised options		fiscal year *
	fiscal 2002	fiscal 2002
	by option	by option	Exercisable		Exercisable
Name	exercise	exercise	May 1, 2002	Unexercisable	May 1, 2002	Unexercisable

Brown	0	0	110,118	71,105	$2,977,191	$1,435,990

Street	0	0	42,407	39,111	867,136	886,492

Krangel	0	0	7,399	4,028	191,280	83,007

Crutcher	3,180	$119,081	11,306	9,012	247,103	176,413

Wood	0	0	0	17,337	0	207,009

*	This value is the total difference between the outstanding options’ exercise price and $78.62, the closing price of our Class B Common Stock on April 30, 2002.

RETIREMENT PLAN DESCRIPTIONS

This section describes retirement and savings plans for our executives.

Our executives participate in several different retirement and savings plans:

(1)  Retirement Plans: We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans. Most salaried employees participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service and the average of the five highest consecutive years’ compensation during the final ten years of employment. Retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest in plan benefits vests after five years of service. The following table shows the estimated annual benefits (straight life annuity) payable upon retirement at normal retirement age to participants at specified levels of compensation and years of service:

Average Annual Highest 5
Consecutive Years'	Years of Service Classification
Compensation During
Final 10 Years	10 Years	20 Years	30 Years

$ 400,000	$68,225	$136,450	$204,675

$ 800,000	$138,225	$276,450	$414,675

$1,200,000	$208,225	$416,450	$624,675

$1,600,000	$278,225	$556,450	$834,675

$2,000,000	$348,225	$696,450	$1,044,675

For example, an executive retiring at age 65 with 10 years of service whose average annual compensation for the five highest of the executive’s ten years of service was $400,000, would receive an estimated $68,225 annually for the remainder of the executive’s life.

Federal tax law limits the benefits that we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, we also maintain a non-qualified Supplemental Excess Retirement Plan (SERP). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. SERP participants may choose to get a discounted current cash payment instead of a SERP retirement benefit. The SERP also provides supplemental retirement benefits for certain key employees who join us in mid-career, subject to special vesting requirements.

For the Named Executive Officers, covered compensation for fiscal 2002 for these plans and service credited as of April 30, 2002, were as follows: Owsley Brown II, $1,554,673 and 30 years; William M. Street, $1,107,071 and 30 years; Stanley A. Krangel, $700,195 and 7 years; Michael B. Crutcher, $530,711 and 13 years; and Phoebe A. Wood, $482,692 and 1 year.

(2)  Savings Plan: Subject to a maximum the IRS sets annually ($11,000 for calendar 2002), most participants in our Savings Plan may contribute between 1% and 50% of their compensation to their Savings Plan accounts. Our match of participants’ contributions is currently 4.25% (on the first 5% of the employee’s contribution), and vests fully after four years of service.

DIRECTOR COMPENSATION

This section describes how we compensate our directors.

We do not pay our two employee directors (Mr. Brown and Mr. Street) additional compensation for serving on our Board or its committees. We compensate our directors who are not employees at an annual rate of $25,000, payable in equal periodic installments, plus $2,000 per Board meeting and $2,000 per committee meeting attended; committee chairmen receive an additional $1,000 for chairing committee meetings. Directors may elect in advance of their one year term to receive their retainer (but not meeting fees) in the form of an equivalent value of stock options issued at the start of their terms. In addition, under the Non-Employee Director Compensation Plan, each director who is not an employee received options for $25,000 worth of Class B Common Stock (1,292 options with a per share exercise price of $68.33 each).1 We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and we provide an additional travel allowance to directors who must travel to Board meetings from outside the United States.

[1]	The present value of the options was determined using the Black-Scholes model described on page 13.

FIVE-YEAR PERFORMANCE GRAPH

This chart shows how Brown-Forman Class B Common Stock has performed against four stock indexes over the last five years.

This graph compares the cumulative total stockholder return on our Class B Common Stock against four indexes which include that stock: the Standard & Poor’s 500 Stock Index, the Dow Jones Consumer Non-Cyclical Index (110 companies) and the Dow Jones Food and Beverage Makers (38 companies). As a diversified producer of both beverage alcohol products and consumer durables including china, crystal, luggage, and silverware, our business does not fit easily into specific industry indexes. We included the Dow Jones Consumer Non-Cyclical Index as a diversified index, even though portions of our business are cyclical. The Dow Jones Food and Beverage index provides you with the opportunity to compare our performance against the performance of other producers of consumer branded products (e.g., Campbell Soup, Hershey Foods Corp., PepsiCo). Overall, we believe it is best to compare the cumulative total stockholder return on our Class B Common Stock not to a single index, but rather to trends shown by a review of several indexes.

These numbers assume that $100 was invested in our Class B stock and in each index on April 30, 1997, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The cumulative returns shown on the graph represent the value that these investments would have had on April 30 in the years since 1997.

	1997	1998	1999	2000	2001	2002

Brown-Forman Corporation	$100	$114.55	$151.78	$114.85	$130.77	$172.67
S&P 500	$100	$141.07	$171.85	$189.26	$164.71	$143.91
DJ US Consumer, Non-Cyclical	$100	$124.79	$142.52	$113.92	$118.90	$143.29
DJ US Food & Beverage	$100	$123.43	$114.32	$89.10	$107.63	$132.64

OTHER INFORMATION

This section sets out other information you should know before you cast your vote.

TRANSACTIONS WITH MANAGEMENT

Jerry E. Abramson is Of Counsel with the Louisville law firm of Frost Brown Todd LLC. We used this firm’s services in fiscal 2002 and expect to use this firm’s services again in fiscal 2003.

Mr. Barry D. Bramley receives compensation for serving as the non-executive Chairman of the Board of Directors of Lenox, Incorporated. As Chairman, Mr. Bramley received an annualized retainer of $230,000 paid in monthly installments during fiscal 2002, a long-term performance based bonus of $500,000 paid at the beginning of fiscal 2002 in respect of prior period performance, as well as reimbursement for all reasonable and necessary expenses incurred in performing the duties of Chairman.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Our Board has appointed PricewaterhouseCoopers, LLP as the independent certified public accountants to audit our consolidated financial statements for the fiscal year ending April 30, 2003. Through its predecessor, Coopers & Lybrand L.L.P., PricewaterhouseCoopers, LLP has served us in this capacity continuously since 1933. We know of no direct or material indirect financial interest that PricewaterhouseCoopers, LLP has in us or any of our subsidiaries, or of any connection with us or any of our subsidiaries by PricewaterhouseCoopers, LLP in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

A PricewaterhouseCoopers, LLP representative will attend the annual meeting, will be given the opportunity to make a statement if he wants to, and will be available to respond to appropriate questions.

OTHER PROPOSED ACTION

As of June 28, 2002, we know of no business to come before the meeting other than the election of directors. If any other business should properly be presented to the meeting, however, the proxies will be voted in accordance with the judgment of the persons holding them.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

If you have a proposal you want to be considered at the 2003 Annual Meeting of Stockholders and to be included in the proxy materials for that meeting, we must receive it in writing by March 2, 2003.

By Order of the Board of Directors MICHAEL B. CRUTCHER Secretary

Louisville, Kentucky June 28, 2002

PROXY

BROWN-FORMAN CORPORATION
This Proxy Solicited on Behalf of the Board of Directors.
For Use by Holders of Shares of Class A Common Stock
Annual Stockholders’ Meeting, July 25, 2002

         THE UNDERSIGNED hereby appoint(s) Owsley Brown II, Michael B. Crutcher, and William M. Street, and each of them attorneys and proxies, with power of substitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation standing of record in the name of the undersigned at the close of business on June 17, 2002, at the Annual Meeting of Stockholders of the Corporation, to be held on July 25, 2002, and at all adjourned sessions thereof, in accordance with the Notice and the Proxy Statement received, for the election of directors of the Corporation, and upon such other matters as may properly come before the meeting.

1. ELECTION OF DIRECTORS, NOMINEES:	(change of address/comments)

Jerry E. Abramson; Barry D. Bramley; Geo. Garvin Brown III; Owsley Brown II; Donald G. Calder; Owsley Brown Frazier; Richard P. Mayer; Stephen E. O’Neil; William M. Street; Dace Brown Stubbs

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

Please mark your votes as in this example

This proxy when properly executed will be voted in the manner directed below by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of the directors named.

		FOR*	WITHHELD

1.	Election of Directors (see reverse)			2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	Change of Address on Reverse Side

*For all nominee(s), except vote withheld from the following:

SIGNATURE(S)	DATE:	,2002

NOTE: Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This proxy must be signed exactly as the name or names appear above. If you are signing as a trustee, executor, etc., please so indicate.